EXHIBIT  4.2


                              CONVERTIBLE DEBENTURE
                    EXCHANGE AGREEMENT / CONVERSION OF NOTES

This Convertible Debenture Exchange Agreement (this "Agreement"), dated as of December 18, 2005, is entered into by and between NeWave, Inc., a Utah corporation (the "Company"), and Dutchess Private Equities Fund, II, LP, (the "Holder").

RECITALS

     WHEREAS, the Holder currently has notes ("Notes"), dated May 20, 2005 ($402,750) with a current balance of the date of this Agreement of ($290,250), June 2, 2005 ($540,000), July 22, 2005 ($258,000), August 4, 2005 ($162,000),
and August 17, 2005 ($247,200) due and payable on their respective dates, and as of December, 2005, such amount owed by the Company to the Holder totals for those Notes $1,497,450.

     WHEREAS, the Holder is entitled to assess a 10% penalty for the default of said Notes pursuant to their respective Note Agreements;

     WHEREAS, the Penalties due under the 10% default clause are $40,275, $29,025, $54,000, $25,800, $16,200 and $15,200 respectively;

     WHEREAS, Holder agrees to waive the penalties so long as all interest payments are made within 3 days of their due dates and so long as the Principle is paid when due. Should any payment be late the Holder reserves the right to assess the penalties that are currently owed as described above

     WHEREAS, the Holder hereby agrees to convert the entire outstanding amount of the Notes of $1,497,450 into a Convertible Debenture ("Debenture"). Pursuant to the Holder's rights of conversion, upon conversion of the Convertible Debenture into the Company's common shares ("Stock") and for purposes of resale of such Stock pursuant to Rule 144 or Rule 145, the date of consideration shall remain respective to the original dates of the Notes mentioned above.

     WHEREAS, the Holder desires to acquire, and the Company desires to issue and sell to the Holder, a Convertible Debenture of the Company in exchange for the Notes; and

     WHEREAS,  the  parties  hereto  desire  to  enter  into  this  Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     AUTHORIZATION  AND  SALE  OF  SHARES.

1.1 Authorization. The Company has, or will have, duly authorized the sale and issuance of up to $1,497,450. of Convertible Debenture having the rights, restrictions, privileges and preferences set forth in the form of the Certificate of Designation attached hereto as Exhibit A (the "Certificate of Designation").

1.2 Agreement to Exchange. Subject to the terms and conditions of this Agreement, the Company will sell and issue to the Holder, and the Holder will acquire from the Company, $1,497,450 of Convertible Debenture of the Company in exchange for the cancellation of the outstanding debt currently owed to the Holder in the aggregate amount of $1,497,450 in the form of Notes.

1.3 No Public Solicitation. The Holder is not subscribing for the Debenture as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to the Holder in connection with investments in securities generally.

2. Representations of the Company. The Company hereby represents and warrants to the Holder, that, to the extent applicable, all representations and warranties of the Company set forth in the Note Agreements, are incorporated herein as though fully set forth.

3. Representations of the Holder. The Holder represents and warrants to the Company as follows:

3.1 Investment Intent. The Debenture, and the shares of Common Stock into which the Debenture, may be converted or exercised (collectively, the "Securities") are, or will be, acquired for the Holder's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

3.2 Reviews and Inspection. The Holder and his or its representatives and legal counsel have been granted the opportunity to review and inspect the Company's corporate books, financial statements, records, contracts, documents, offices and facilities, and have been afforded an opportunity to ask questions of the Company's officers, employees, agents, accountants and representatives concerning the Company's business. Holder is relying on its own analysis regarding the Company's operations, financial condition, assets, liabilities and other relevant matters as Holder deemed necessary or desirable in order to evaluate the merits and risks of the prospective investment contemplated herein. Holder acknowledges that it has not relied upon any information given to Holder, or any statements made, by the Company or any officers or directors of the Company, except for the representations and warranties of the Company expressly made herein.

3.3 Holder Due Diligence. The Holder and its representatives are solely responsible for the Holder's own "due diligence" investigation of the Company and its management and business and for Holder's analysis of the financial future and viability of the Company and desirability of the terms of this investment. Holder acknowledges that neither the Company nor any officer or director of the Company is making any representation or warranty regarding the Company's financial projections previously given to Holder or the assumptions underlying such financial projections, as such financial projections are subject to significant business, economic and other uncertainties and contingencies. Holder acknowledges that if the Company is not able to operate profitably or generate positive cash flows, the Company may have difficulty meeting its obligations and may not be able to continue to operate its business, and Holder could lose all of its investment. The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of the purchase of the Securities pursuant to the terms of this Agreement and of protecting the Holder's interest in connection therewith.

3.4 Accredited Investor Status. Holder is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act because each member of Holder is an "Accredited Investor" and Holder is able to bear the economic risk of the purchase of the Securities pursuant to the terms of this Agreement, including a complete loss of the Holder's investment in the Securities.

3.5 Authority for Agreement. The Holder has the full right, power and authority to enter into and perform the Holder's obligations under the this Agreement, and the Agreement constitutes the valid and binding obligations of the Holder enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies.

3.6 Governmental Consents. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Holder is required in connection with the valid execution, delivery and performance of this Agreement.

3.7 Not an Investment Company. Neither the Holder nor any of its members is an "investment company" or a company controlled by an "investment company", within the meaning of the Investment Company Act of 1940, or principally engaged in, or undertaking as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock.

3.8 Tax Matters. The Holder has not relied on any statements or representations of the Company or any of its agents with respect to the federal, state, local and foreign tax consequences of this investment and the federal, state, local and foreign tax consequences of transactions contemplated by this Agreement. With respect to such matters, the Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

4.     Reserved

5. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and there respective successors and permitted assigns. Any party hereunder may assign neither this Agreement nor any of the rights, interests or obligations without prior written consent of the other party.

6. Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement; provided, however, that except as provided above, such representations and warranties need only be accurate as of the date of such execution.

7. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand or fax or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

     If,  to  the  Company,  at
Mike  Hill,  Chief  Executive  Officer
NeWave,  Inc.
401  East  First  Street,  Number  1345
Long  Beach,  CA  90802
Telephone:  (805)  964-9202
Facsimile:  (562)-983-5571


If  to  the  Holder,

     Dutchess  Private  Equities  Fund,  II,  LP
     Douglas  Leighton
     50  Commonwealth  Ave,  Suite  2
     Boston,  MA  02116
     Telephone:  (617)  301-4700
     Facsimile:  (617)  249-0947

     Notices provided in accordance with this Section shall be deemed delivered upon personal delivery or two business days after deposit in the mail.

8. Brokers. Each of the Holder and the Company (a) represents and warrants to the other party that it has not retained any finders or brokers in connection with the transactions contemplated by this Agreement, and (b) will indemnify and save the other party harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by it.

9. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

10. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

12. Section Headings. The Section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

13. Severability. Any part, provision, representation or warranty of this Agreement that is prohibited or that is held to be void or unenforceable shall be ineffective solely to the extent of such prohibition or non-enforceability without invalidating the remaining provisions hereof.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts (without regard to its conflict of laws principles). The parties hereto irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in Massachusetts, as applicable, for any matter arising out of or relating to this Agreement.


     [Signature  page  follows]

                 DEBENTURE EXCHANGE AGREEMENT / NOTE CONVERSION

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written in the preamble of this Agreement.

"COMPANY":

NEWAVE,  INC.
a  Utah  corporation


By:  /s/  Michael  Hill
__________________________
Name:   Michael  Hill
Title:  CEO


By:  /s/  Paul  Daniel
__________________________
Name:  Paul  Daniel
Title:  CFO

"HOLDER":


By:  /s/  Douglas  H.  Leighton
__________________________
Douglas  H.  Leighton
Managing  Member  of:
Dutchess  Capital  Management,  LLC
General  Partner  to:
Dutchess  Private  Equities  Fund,  II,  L.P.

                                    EXHIBIT A
                            Certificate of Designation


     FOR VALUE RECEIVED, NeWave, Inc. a Utah corporation (the "Company"), hereby promises to pay DUTCHESS PRIVATE EQUITIES FUND, II, L.P. (the "Holder") on the respective dates of Notes owed as outlined in the Convertible Debenture Exchange Agreement - May 20, 2005 ($402,750) with a current balance of the date of this Agreement of ($290,250) June 2, 2005 ($540,000), July 22, 2005 ($258,000),
August  4,  2005  ($162,000),  and  August  17,  2005  ($247,200) (the "Maturity
Dates"), the total principal amount of One Million Four Hundred Ninety-seven Thousand Four Hundred and Fifty Dollars ($1,497,450) U.S., and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Section  1     Tacking

     The Company does hereby irrevocably agree to allow the Holder to "tack back" to the original date of each Note as described above for the Date of Consideration for the Debenture.

Section  2     Method  of  Payment/Interest

     The Company shall pay interest on the unpaid principal amount of the Debenture (the "Debenture") commencing on the date of this Certificate of Designation, until the principal amount hereof is paid in full or has been converted. The Debenture shall pay ten percent (10%) cumulative interest, compounded daily, in cash or stock at the Holder's option. The Holder shall have the option to request payments in cash the amount of $12,357.24 commencing on January 3, 2006, and shall be made monthly on the first day of each subsequent month. Any amounts paid over interest due shall be applied to principal and Redemption as described herein. The closing shall be deemed to have occurred on the dates of the respective Notes as outlined above ("Closing Date"). The Debenture are subject to automatic conversion at the end of four
(4) years from the date of issuance at which time all Debenture outstanding will be automatically converted based upon the formula set forth in Section 3.2.

     The Holder, at its sole option, shall be entitled to either a) request a cash Payment from the Company, pursuant to Section 3.8; or, b) the Holder, at its sole option, may elect to convert a portion of the Debenture pursuant to
Article  3  below


Section  3     Conversion

3.1     Conversion  Privilege

The Holder of the Debenture shall have the right to convert the Debenture into shares of Common Stock at any time following the Closing Date and which is before the close of business on the Maturity Date, except as set forth in
Section 3.2 below. The number of shares of Common Stock issuable upon the conversion of the Debenture is determined pursuant to Section 3.2 and rounding the result to the nearest whole share.

The Debenture may not be converted, whether in whole or in part, except in accordance with Section 3.

In the event all or any portion of the Debenture remains outstanding on the Maturity Date, the unconverted portion of such Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in
Section  3.2.

3.2     Conversion  Procedure.

(a) Conversion Procedures. The amount of the Debenture may be converted, in whole or in part, any time following the Closing Date. Such conversion shall be effectuated by surrendering to the Company, or its attorney, the Debenture to be converted together with a facsimile or original of the signed Notice of Conversion which evidences Holder's intention to convert the Debenture indicated. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion, as long as the original Debenture(s) to be converted are received by the Company within three (3) business days thereafter. At such time that the original Debenture has been submitted to the Company, the Holder can elect to whether a reissuance of the debenture is warranted, or whether the Company can retain the Debenture as to a continual conversion by Holder. Notwithstanding the above, any Notice of Conversion received by 5:00 P.M. EST, shall be deemed to have been received the previous business day. Receipt being via a confirmation of time of facsimile of the Holder.

(b) Common Stock to be Issued. Upon the conversion of any Debenture and upon receipt by the Company or its attorney of a facsimile or original of Holder's signed Notice of Conversion the Company shall instruct its transfer agent to issue stock certificates without restrictive legend or stop transfer instructions, if at that time the Registration Statement has been declared effective (or with proper restrictive legend if the Registration Statement has not as yet been declared effective), in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. The Company shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture. The Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be set forth herein.

(c) Conversion Rate. Holder is entitled to convert the Face Amount of the Debenture, plus accrued interest, anytime following the Closing Date, at the lesser of (i) 75% of the lowest closing bid price during the fifteen (15) trading days prior to the Conversion Date or (ii) 100% of the average of the closing bid prices for the twenty (20) trading days immediately preceding the Closing Date of the Debenture Exchange Agreement ("Fixed Conversion Price"), each being referred to as the "Conversion Price". No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

(d) Maximum Interest. Nothing contained in the Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

(e) Costs. It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date. Upon surrender of any Debenture that are to be converted in part, the Company shall issue to the Holder a new Debenture equal to the unconverted amount, if so requested in writing by Holder.

(f) Delivery. Within three (3) business days after receipt of the documentation referred to above in Section 3.2(a), the Company shall deliver a certificate, in accordance with Section 3.2(c) for the number of shares of Common Stock issuable upon the conversion. In the event the Company does not make delivery of the Common Stock, as instructed by Holder, within three (3) business days after the Conversion Date, then in such event the Company shall pay to Holder three percent (3%) in cash, of the dollar value of the Debenture being converted, compounded daily, per each day after the third (3rd) business day following the Conversion Date that the Common Stock is not delivered to the Purchaser.

                The Company acknowledges that its failure to deliver the Common Stock within three (3) business days after the Conversion Date will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in the Debenture a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of the Debenture.

              To the extent that the failure of the Company to issue the Common Stock pursuant to this Section 3.2(f) is due to the unavailability of authorized but unissued shares of Common Stock, the provisions of this Section 3.2(f) shall not apply but instead the provisions of Section 3.2(g) shall apply.

              The Company shall make any payments incurred under this Section 3.2(f) in immediately available funds within three (3) business days from the date the Common Stock is fully delivered. Nothing herein shall limit a Holder's right to pursue actual damages or cancel the conversion for the Company's failure to issue and deliver Common Stock to the Holder within three (3) business days after the Conversion Date.

The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Debenture by all Holders of the entire amount of Debenture then outstanding. If, at any time Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by Stockholders) available to effect, in full, a conversion of the Debenture (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any Debenture requested to be converted but not converted (the "Unconverted Debenture"), may be deemed null and void upon written notice sent by the Holder to the Company. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to all existing Holders of outstanding Debenture, by facsimile, within three (3) business day of such default (with the original delivered by overnight or two day courier), and the Holder shall give notice to the Company by facsimile within five business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight or two day courier) of its election to either nullify or confirm the Notice of Conversion.

     The Company agrees to pay to the Holders of outstanding Debenture payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) x (.24) x the initial issuance price of the outstanding and/or tendered but not converted Debenture held by each Holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Debenture. The Company shall send notice ("Authorization Notice") to each Holder of outstanding Debenture that additional shares of Common Stock have been authorized, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, upon written notice sent by the Holder to the Company, which Conversion Default shall be payable as follows: (i) in the event Holder elects to take such payment in cash, cash payments shall be made to such Holder of outstanding Debenture by the fifth day of the following calendar month, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert such payment amount into Common Stock at the conversion rate set forth in
Section 3.2(c) at any time after the 5th day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the mandatory four (4) year conversion period.

     The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Debenture will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of the Debenture. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of Common Stock.

If, by the third (3rd) business day after the Conversion Date of any portion of the Debenture to be converted (the "Delivery Date"), the transfer agent fails for any reason to deliver the Common Stock upon conversion by the Holder and after such Delivery Date, the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") solely in order to make delivery in satisfaction of a sale of Common Stock by the Holder (the "Sold Shares"), which delivery such Holder anticipated to make using the Common Stock issuable upon conversion (a "Buy-In"), the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to the Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Holder will be $1,000.

(g) Prospectus and Other Documents. The Company shall furnish to Holder such number of prospectuses and other documents incidental to the registration of the shares of Common Stock underlying the Debenture, including any amendment of or supplements thereto.

(h) Limitation on Issuance of Shares. If the Company's Common Stock becomes listed on the Nasdaq SmallCap Market after the issuance of the Debenture, the Company may be limited in the number of shares of Common Stock it may issue by virtue of (X) the number of authorized shares or (Y) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the "Cap Regulations"). Without limiting the other provisions thereof, (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Debenture without violating the Cap Regulations and (ii) if, despite taking such steps, the Company still cannot issue such shares of Common Stock without violating the Cap Regulations, the holder of a Debenture which cannot be converted as result of the Cap Regulations (each such Debenture, an "Unconverted Debenture") shall have the right to elect either of the following remedies:

     (x) if permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with such holder's Notice of Conversion at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any five (5) consecutive trading days (subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) trading days immediately preceding the Conversion Date; or

     (y) require the Company to redeem each Unconverted Debenture for an amount (the "Redemption Amount"), payable in cash, equal to the sum of (i) one hundred thirty-three percent (133%) of the principal of an Unconverted Debenture, plus
(ii) any accrued but unpaid interest thereon through and including the date (the "Redemption Date") on which the Redemption Amount is paid to the holder.

     A holder of an Unconverted Debenture may elect one of the above remedies with respect to a portion of such Unconverted Debenture and the other remedy with respect to other portions of the Unconverted Debenture. The Debenture shall contain provisions substantially consistent with the above terms, with such additional provisions as may be consented to by the Holder. The provisions of this section are not intended to limit the scope of the provisions otherwise included in the Debenture.

(i) Limitation on Amount of Conversion and Ownership. Notwithstanding anything to the contrary in the Debenture, in no event shall the Holder be entitled to convert that amount of Debenture, and in no event shall the Company permit that amount of conversion, into that number of shares, which when added to the sum of the number of shares of Common Stock beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as may be amended, (the "1934 Act")), by the Holder, would exceed 4.99% of the number of shares of Common Stock outstanding on the Conversion Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act. In the event that the number of shares of Common Stock outstanding as determined in accordance with Section 13(d) of the 1934 Act is different on any Conversion Date than it was on the Closing Date, then the number of shares of Common Stock outstanding on such Conversion Date shall govern for purposes of determining whether the Holder would be acquiring beneficial ownership of more than 4.99% of the number of shares of Common Stock outstanding on such Conversion Date.

(j) Legend. The Holder acknowledges that each certificate representing the Debenture, and the Common Stock unless registered shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) IF AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

(k) Prior to conversion of all the Debenture, if at any time the conversion of all the Debenture and exercise of all the Warrants outstanding would result in an insufficient number of authorized shares of Common Stock being available to cover all the conversions, then in such event, the Company will move to call and hold a shareholder's meeting or have shareholder action with written consent of the proper number of shareholders within thirty (30) days of such event, or such greater period of time if statutorily required or reasonably necessary as regards standard brokerage house and/or SEC requirements and/or procedures, for the purpose of authorizing additional shares of Common Stock to facilitate the conversions. In such an event management of the Company shall recommend to all shareholders to vote their shares in favor of increasing the authorized number of shares of Common Stock. Management of the Company shall vote all of its shares of Common Stock in favor of increasing the number of shares of authorized Common Stock. Company represents and warrants that under no circumstances will it deny or prevent Holder's right to convert the Debenture as permitted under the terms of this Subscription Agreement or the Registration Rights Agreement. Nothing in this Section shall limit the obligation of the Company to make the payments set forth in Section 3. The investor, at their option, may request the company to authorize and issue additional shares if the investor feels it is necessary for conversions in the future In the event the Company's shareholder's meeting does not result in the necessary authorization, the Company shall redeem the outstanding Debenture for an amount equal to (x) the sum of the principal of the outstanding Debenture plus accrued interest thereon multiplied by (y) 133%.

3.3 Fractional Shares. The Company shall not issue fractional shares of Common Stock, or scrip representing fractions of such shares, upon the conversion of the Debenture. Instead, the Company shall round up or down, as the case may be, to the nearest whole share.

3.4 Taxes on Conversion. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion of the Debenture. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than its name.

3.5 Company to Reserve Stock. The Company shall reserve the number of shares of Common Stock required pursuant to and upon the terms set forth in the Subscription Agreement to permit the conversion of the Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

3.6 Restrictions on Sale. The Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under
Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act. The Debenture and the Common Stock issuable upon the conversion thereof may only be sold pursuant to registration under or an exemption from the Act.

3.7 Mergers, Etc. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which the Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

3.8 Redemption. The Holder, at its sole option, shall have the right to exercise a "Mandatory Redemption" to redeem, in whole or in part, the outstanding amount of the Debenture, as follows: The Holder must notify the Company in writing, via facsimile transmission, that it is exercising its right of Mandatory Redemption. In the event the Holder exercises such right of Mandatory Redemption the Company shall pay the Holder in U.S. currency 100% of that portion of the Debenture being redeemed, plus accrued but unpaid interest and liquidated damages, if any. The redemption amount shall be paid to the Holder within five (5) calendar days of the date the Company receives written notice from the Holder of the Mandatory Redemption notice and if not paid in such time the Company shall not be entitled to any further Mandatory Redemption.

Section 3.9 Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

Section  4     Mergers

     The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes in writing the obligations of the Company under the Debenture and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such written assumption.

Section  5     Reports

     The Company will mail to the Holder hereof at its address as shown on the Register a copy of any annual, quarterly or current report that it files with the Securities and Exchange Commission promptly after the filing thereof and a copy of any annual, quarterly or other report or proxy statement that it gives to its shareholders generally at the time such report or statement is sent to shareholders.

Section  6     Defaults  and  Remedies

Events of Default. An "Event of Default" occurs if (a) the Company does not make the Payment of the principal of this Debenture, or by conversion into Common Stock if requested by Holder, within five (5) business days of the Maturity Date or upon redemption, (b) the Company does not make an interest payment within three (3) business days of the due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made by the Company and such failure continuesfor a period of five (5) business days,
(d) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days, (e) the Company's Common Stock is suspended or no longer listed on any recognized exchange including electronic over-the-counter bulletin board for in excess of five (5) consecutive Trading Days (e) the Company violates any terms and conditions of the Registration Rights Agreement (f) the Registration Statement underlying the Debenture is not declared effective by the SEC within twelve (12) months of the Issuance Date.

As used in this Section 6.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. A default under clause (c) or (e) above is not an Event of Default until the holders of at least one hundred percent (100%) of the aggregate principal amount of the Debenture outstanding notify the Company of such default and the Company does not cure it within five
(5) business days after the receipt of such notice, unless the Company commences to cure such default within such period, which must specify the default, demand that it be remedied and state that it is a "Notice of Default". Prior to the expiration of the time for curing a default as set forth in the preceding sentence, the holders of a majority in aggregate principal amount of the Debenture at the time outstanding (exclusive of Debenture then owned by the Company or any subsidiary or affiliate) may, on behalf of the holders of all of the Debenture, waive any past Event of Default hereunder (or any past event which, with the lapse of time or notice and lapse of time designated in subsection (a), would constitute an Event of Default hereunder) and its consequences, except a default in the payment of the principal of or interest on any of the Debenture. In the case of any such waiver, such default or Event of Default shall be deemed to have been cured for every purpose of this Debenture and the Company and the holders of the Debenture shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

          In the Event of Default and provided the Debenture have not been paid in full, the Holder may elect to secure a portion of the Company's assets not to exceed 200% of the Face Amount of the Note, in Pledged Collateral (as defined in the Security Agreement). The Holder may also elect to garnishee Revenue from the Company in an amount that will repay the Holder on the schedules outlined in this Agreement.

     In the Event of Default, as outlined in this Agreement, the Holder can exercise its right to increase the Face Amount of the Debenture by ten percent (10%) as an initial penalty and for each Event of Default under this Agreement. In addition, the Holder may elect to increase the Face Amount by two and one-half percent (2.5%) per month (pro-rata for partial periods) paid as a penalty for liquated damages ("Liquidated Damages"). The Liquated Damages will be compounded daily. It is the intention and acknowledgement of both parties that the Liquidated Damages not be deemed as interest.


     In the event of Default, the Holder may elect to switch the Conversion Price of the Debenture as outlined in Section 3.2 (c) above to the "Default Conversion Price", as described above. The Default Conversion Price shall be equal to the lesser of a) the Fixed Conversion Price or b) seventy percent (70%) of the lowest closing bid price of the Common Stock during the fifteen (15) trading days prior to conversion. Upon written notice being sent to the Company by the Holder of Default under Section 6.1 (f), and the Holder's election to exercise the remedy to switch the conversion price to the Default Conversion Price, the Company shall immediately withdraw the Registration Statement. Further, the Company agrees that the date of consideration for the Debenture shall remain the Issuance Date stated herein. The Company shall provide an opinion letter from counsel within two (2) business days of written request by the Holder stating that the date of consideration for the Debenture is the Issuance Date and submission of proper Rule 144 support documentation consisting of Form 144, a broker's representation letter and a seller's representation letter. In the event the Company does not deliver the opinion letter within two business days, the Default Conversion Price shall immediately decrease by two percent (2%) for each business day an opinion letter fails to be delivered. In the event that counsel to the Company fails or refuses to render an opinion as required to issue the Shares in accordance with this paragraph (either with or without restrictive legends, as applicable), then the Company irrevocably and expressly authorizes counsel to the Investor to render such opinion and shall authorize the Transfer Agent shall accept and be entitled to rely on such opinion for the purposes of issuing the Shares (which is attached as Exhibit E to the Subscription Agreement between the Company and the Holder of even date). Any costs incurred by Holder for such opinion letter shall be added to the Face Amount of the Debenture.

Sectioin 6.2 Acceleration. If an Event of Default occurs and is not cured within five (5) business days, the Holder hereof by notice to the Company may declare the remaining principal amount of the Debentures, together with all accrued interest and any liquidated damages, to be due and payable. Upon such declaration, any remaining principal, interest and penalty amounts shall be due and payable immediately.

Section 6.3 Seniority, No indebtedness of the Company is senior to the Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise.

Section  7     Registered  Debenture

Record Ownership. The Company, or its attorney, shall maintain a register of the holders of the Debenture (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debenture issued to them. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of the Debenture in the
Register as the sole owner of the Debenture. The Holder of the Debenture is the person exclusively entitled to receive payments of interest on the Debenture, receive notifications with respect to the Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

Worn or Lost Debenture. If the Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of the Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

Section  8     Notice.

     Any notices, consents, waivers or other communications required or permitted to be given under the terms of the Debenture must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If  to  the  Company:
Mike  Hill,  Chief  Executive  Officer
NeWave,  Inc.
401  East  First  Street,  Number  1345
Long  Beach,  CA  90802
Telephone:  (805)  964-9202
             --------------
Facsimile:  (562)-983-5571
             -------------


If  to  the  Investor:

     Dutchess  Private  Equities  Fund,  LP
     Douglas  Leighton
     50  Commonwealth  Ave,  Suite  2
     Boston,  MA  02116
     Telephone:  (617)  301-4700
                  --------------
     Facsimile:  (617)  249-0947
                  --------------


     Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

Section  9     Time
     Where the Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of the Debenture. A "business day" shall mean a day on which the banks in New York are not required or allowed to be closed.

Section  10     No  Assignment

     The  Debenture  shall  not  be  assignable.

Section  11      Rules  of  Construction.

     In the Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of the Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in the Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of the Debenture.

Section  12     Governing  Law

     The validity, terms, performance and enforcement of the Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

Section  13     Litigation

Disputes  subject  to  arbitration  governed  by  Massachusetts  law
--------------------------------------------------------------------

     All disputes arising under this agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws. The parties to this agreement will submit all disputes arising under this agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.

Section  14     Waiver

The Holder's delay or failure at any time or times hereafter to require strict performance by Company of any undertakings, agreements or covenants shall not waiver, affect, or diminish any right of the Holder under this Agreement to demand strict compliance and performance herewith. Any waiver by the Holder of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements and covenants of the Company contained in this Agreement, and no Event of Default, shall be deemed to have been waived by the Holder, nor may this Agreement be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by an instrument in writing specifying such waiver, amendment, change or modification and signed by the Holder.

Section  15     Waiver  of  Jury  Trial.

AS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS AGREEMENT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

Section  16     Transactions  With  Affiliates.

     The Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, or any such entities controlled by the officers or directors, shareholders who beneficially own five percent (5%) or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a "Related Party") during the Lock Up Period

Section  17     Registration

     The Company shall file a registration statement with the SEC, within 45 days following a written request by the Holder ("Filing Date"), covering the Debenture. The number of shares of Stock registered shall be equivalent to the sum of: 1) the Face Amount divided by the Fixed Conversion Price. The Company agrees that if such registration statement has not been submitted to the SEC by the Filing Date, the Fixed Conversion Price will initially drop ten percent (10%) and an additional ten percent (10%) for every fifteen (15) day period thereafter, the Company fails to file the Registration Statement. The Company also agrees that if the Filing Date exceeds 45 days or the Effective Date exceeds 90 days from the Filing Date ("Penalty Date" collectively the "Penalty Dates"), a penalty of two percent (2%) per month, of the Face Amount of the Debenture, shall accrue for each month the Filing Date and/or the Effective Date exceeds the Penalty Date, pro-rated for partial periods. The Company agrees not to include any other registration to this statement without the Investor's consent.

Section  18     Miscellaneous

a. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, impersonal, singular or plural, as the identity of the person or persons may require.

b. Neither this Debenture nor any provision hereof shall be waived, modified, changed, discharged, terminated, revoked or canceled, except by an instrument in writing signed by the party effecting the same against whom any change, discharge or termination is sought.

c. Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered or sent by facsimile transmission: (i) if to the Company, at its executive offices or
(ii)  if  to  the  Holder,  at  the  address for correspondence set forth in the
Article 6, or at such other address as may have been specified by written notice given in accordance with this paragraph.

d. This Note may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Note by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Note by such party. Such facsimile copies shall constitute enforceable original documents.

e. This Written Agreement represent the FINAL AGREEEMENT between the Company and the Holders and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties, there are no unwritten oral agreements among the parties.

f. The execution, delivery and performance of this Note by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree, including United States federal and state securities laws and regulations and the rules and regulations of the principal securities exchange or trading market on which the Common Stock is traded or listed (the "Principal Market"), applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. The Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Note in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting of the Common Stock by the Principal Market in the foreseeable future.


g. The Company and its "Subsidiaries" (which for purposes of this Debenture means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of their incorporation, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Both the Company and its Subsidiaries are duly qualified to do business and are in good standing in every jurisdiction in which their ownership of property or the nature of the business conducted by them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Note, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Note.

h. Authorization; Enforcement; Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Note, and to issue the Note and Incentive Debenture in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Note by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the reservation for issuance and the issuance of the Incentive Debenture pursuant to this Note, have been duly and validly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders, (iii) the Note has been duly and validly executed and delivered by the Company, and (iv) the Note constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.


                                      *****




     Any misrepresentations shall be considered a breach of contract and Default under this Agreement and the Holder may seek to take actions as described under
Section  6  of  this  Agreement.


     IN WITNESS WHEREOF, the Company has duly executed the Debenture as of the date first written above.
                         NeWave,  Inc


By:

      /s/  Michael  Hill
      ------------------
Name:      Michael  Hill
Title:          CEO

By:
      /s/  Paul  Daniel
      -----------------
Name:       Paul Daniel
Title:         CFO

                         DUTCHESS PRIVATE EQUITIES FUND, II, L.P. BY ITS GENERAL PARTNER DUTCHESS
                         CAPITAL  MANAGEMENT,  LLC

By:
      /s/  Douglas  H.  Leighton
      --------------------------
Name:      Douglas  H.  Leighton
Title:      A  Managing  Member

                   Exhibit A to the Certificate of Designation

NOTICE  OF  CONVERSION
----------------------

(To  be  Executed  by  the  Registered  Owner  in  order  to  Convert Debenture)

     The undersigned hereby irrevocably elects, as of ________________, to convert $________________ of its convertible debenture (the "Debenture") into Common Stock of NeWave, Inc. (the "Company") according to the conditions set forth in the Debenture issued by the Company.

Date  of  Conversion________________________________________________


Applicable  Conversion  Price________________________________________


Number  of  Debenture  Issuable  upon  this  Conversion_______________________


Name(Print)___________Dutchess  Private  Equities Fund, II, LP _________________
                      ----------------------------------------

Address______________50  Commonwealth  Ave____________________________
                     ---------------------


Phone_____617-301-4700_____________  Fax________617-249-0947___________
          -------------------------             ------------

                    By:_______________________________________
                                           Douglas  Leighton